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Exhibit 99
                                                              PR NEWSWIRE

                   NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                   EARNINGS FOR SECOND QUARTER OF FISCAL 2004


Red Bank, N.J. May 13, 2004 -- North European Oil Royalty Trust (NYSE-NRT) reported that net royalty income for the second fiscal quarter ended
April 30, 2004 declined by 14.8% to $3,858,689 compared to the prior year's equivalent period. This level of income permitted a distribution of 43 cents per unit payable on May 26, 2004.

John R. Van Kirk, Managing Director, noted that this quarter's gross royalty income decreased by $624,747 or 13.3% from the prior year's equivalent period. The primary reasons behind the decrease in the amount of Trust royalties were the decline in gas sales and gas prices under both royalty agreements. Under the higher royalty rate agreement covering western Oldenburg gas sales declined by 15.1% from 20.3 to 17.3 billion cubic feet ("Bcf"). Gas prices declined by 8.6% from 1.3761 to 1.2583 Euro cents per Kwh ("Ecents/Kwh"). Under the lower royalty rate agreement covering the entire Oldenburg concession gas sales decreased by 14.3% from 52.9 to 45.3 Bcf. Gas prices declined 3.1% from 1.3051 to 1.2646 Ecents/Kwh. Based on the transfers of royalties from Germany to the U.S. during the quarter, the average value of the Euro under the higher and lower royalty rate agreements, was $1.2106 and $1.2105, increases of 12.3% and 11.2%, respectively. When we convert the average gas prices using the average exchange rates for the quarter into more common U.S. terminology, the average gas prices under both the lower and higher royalty rate agreements were $4.27 and $4.34 per thousand cubic feet, respectively. Compared to the prior year, Trust expenses for the second quarter of fiscal 2004 were higher due to the timing of the payment of the listing fees as well as additional legal expenses related to the increased compliance requirements arising out of the Sarbanes-Oxley Act of 2002.

                      NORTH EUROPEAN OIL ROYALTY TRUST

Quarter Ended                       4/30/04                  4/30/03
                                    -------                  -------

German Royalties Received        $ 4,075,008              $ 4,699,755
Net Income                         3,858,689                4,528,543
Net Income Per Unit                  $0.43                    $0.51
Distribution Per Unit                $0.43                    $0.50

Six Months Ended                    4/30/04                  4/30/03
                                    -------                  -------
German Royalties Received        $ 8,435,738              $ 9,466,319
Net Income                         7,992,802                9,048,910
Net Income Per Unit                  $0.89                    $1.01
Distribution Per Unit                $0.89                    $1.01

Contact -- John H. Van Kirk, Managing Trustee, or John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: NEORT@AOL.Com.
Website: WWW.NEORT.Com.